EXHIBIT 10.1
FORM OF AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT (the "Amendment") is to be effective as of ___________, 2016 (the "Effective Date"), between BERRY PLASTICS CORPORATION, a Delaware corporation (the "Corporation"), and ____________ (the "Employee").
INTRODUCTION

The Corporation and the Employee previously entered into that certain employment agreement dated as of ___________, as previously amended from time to time (the "Agreement").  In consideration of the Employee's continued employment by the Corporation, the Employee and the Corporation now desire to amend the agreement to provide enhanced severance benefits on certain terminations following a change in control and to make other miscellaneous changes.
NOW, THEREFORE, effective as of the Effective Date, the parties hereby amend the Agreement as follows:
1. By deleting the existing Section 7(c) and substituting therefor the following:
"(c) Except to the extent provided in Section 7(d), the Employee may terminate the employment of the Employee hereunder at any time during the Employment Period by giving the Corporation at least 30 days' prior written notice of such termination, such termination to be effective on the date specified in such notice, whereupon all of the Corporation's obligations hereunder shall terminate (except as hereinafter provided)."

2. By adding the following new Sections 7(d) and (e) to read as follows:

"(d) If a Change in Control (as hereinafter defined) occurs, then Employee may terminate the employment of the Employee hereunder prior to and including the second anniversary following such Change in Control, with or without Good Reason (as hereinafter defined).

(i) For purposes of this Agreement, 'Change in Control' has the meaning ascribed to it in the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan.

(ii) For purposes of this Agreement, 'Good Reason' means the occurrence of any one of the following: (A) a material diminution in Employee's duties other than as agreed in writing by the Employee; (B) the Employee is asked to report other than directly to the CEO of the Corporation; (C) a reduction by the Corporation of the Employee's annual base salary or target cash compensation in effect at the time, except in accordance with a Corporation policy generally affecting other senior executives; (D) failure by the Corporation to comply with any material provision of this Agreement; (E) relocation of the Employee's primary work location for the Corporation resulting in an increase of more than fifty (50) miles in the commute of the Employee when compared with Employee's commute immediately prior to such relocation, or (F) if any successor-in-interest to the Corporation fails to assume all of the obligations of the Corporation under this Agreement; provided, however, that for Employee to be able to resign for Good Reason, Employee must, within 90 days of the date the Employee becomes aware of any of the foregoing conditions, provide notice to the Corporation of the circumstances or events claimed to give rise to the applicable condition, the Corporation fails to cure such circumstances or event within 30 days following such notice, and the Employee actually resigns his employment hereunder within 30 days following the Corporation's failure to cure the condition claimed to give rise to 'Good Reason.'

The rights provided in this Section 7(d) will only apply for so long as Employee continues to hold a position that either (A) reports directly to the Corporation's Chief Executive Officer or (B) is the Controller of the Corporation and if at the Employee ceases to hold one of the foregoing positions, the Section 7(d) will no longer apply; provided, however, that this sentence shall not apply for the period beginning on a Change in Control and ending on the second anniversary of the Change in Control.

(e) For convenience of reference, the date upon which any termination of the employment of the Employee pursuant to Section 6 or 7 hereof shall be effect shall be hereinafter referred to as the 'Termination Date.'  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Termination Date occur until the Employee experiences a 'separation from service' within the meaning of Code Section 409A, and the date which such separation from service takes place shall be the 'Termination Date.'"

3. By deleting the existing Section 8(b) and substituting therefor the following:

"(b) Upon the termination of the Employee's employment pursuant to Section 7(b) (except to the extent provided in Section 8(c) below), neither the Employee nor the Employee's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i) severance benefits in accordance with the provisions of the Berry Plastics Corporation Severance Pay Plan (the 'Severance Plan') in effect on the Termination Date; provided, however, that any such payments will be paid in the same manner as the Employee's Base Salary was paid prior to the Termination Date for the number of weeks of 'Weekly Base Salary' (as defined in the Severance Plan) to which Employee is entitled as severance under the Severance Plan; [and]

(ii) the payments, if any, referred to in Sections 8(a)(i), (ii), and (iii)[; and

(iii) the applicable annual bonus provided for in Section 5(b) computed on a  pro rata basis to the Termination Date, payable at the same time and in the same manner only as, if, and when annual bonuses are paid to other employees of the Corporation of comparable level]."

4. By deleting the existing Section 8(c) and substituting therefor the following:

"(c) Upon the termination of the Employee's employment pursuant to Section 7(b) or Employee's resignation for Good Reason pursuant to Section 7(d), in either case within two (2) years following a Change in Control, neither the Employee nor the Employee's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i) the payments, if any, referred to in Sections 8(a)(i), (ii), and (iii); and

(ii) __________ multiplied by the sum of (A) the Employee's then current annual Base Salary as of the Termination Date and (B) the Employee's then current target annual bonus under Section 5(b) payable for the period beginning on the Termination Date until ____________ months after the Termination Date (the 'Severance Period') in the same manner as the Employee's Base Salary was paid prior to the Termination Date;

(iii) the applicable annual bonus provided for in Section 5(b) computed on a  pro rata basis to the Termination Date, payable at the same time and in the same manner only as, if, and when annual bonuses are paid to other employees of the Corporation of comparable level; and

(iv) during the Severance Period, the Corporation shall pay to the Employee each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Corporation's group medical plans as in effect from time to time, less the amount of the Employee's portion of the premium as if the Employee was an active employee; provided, however, that the Employee must elect COBRA continuation coverage to receive these payments; and provided, further, that  in the event the Employee becomes reemployed with another employer and is eligible to receive medical benefits under any employer provided plan, the payments described herein shall not be provided by the Corporation during such applicable period of eligibility.  Employee is required to notify the Corporation upon becoming eligible to receive medical benefits under any employer provided plan."

5. By deleting the last sentence of the existing Section 8(e) and substituting therefor the following:

"Subject to Section 12(k), payment of the severance amounts specified in Section 8(b) or (c), as applicable, shall commence within sixty (60) days following termination of employment and shall include all accrued installments from the date of termination of employment until the payment date; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, then to the extent necessary to comply with Code Section 409A, payments shall not commence prior to the first day of such following calendar year.  The Corporation shall provide the release to the Employee in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire before the date payments of the amounts in Section 8(b) or (c), as applicable, are scheduled to commence."

6. By adding the following new Sections 9(d) and (e) to read as follows:

"(d) Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit or discourage the Employee from reporting possible violations of law to any federal, state or local agency including, without limitation, the Securities and Exchange Commission.
(e) Pursuant to the Defend Trade Secrets Act of 2016, the Employee shall not be  held  criminally  or  civilly  liable  under any federal or state trade secret law for disclosing a trade secret as long as the disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.  In the event a disclosure is made, and the Employee files a lawsuit against the Corporation alleging that the Corporation retaliated against the  Employee because of such disclosure, the Employee may disclose the relevant trade secret to his or her attorney and may use the same in the court proceeding only if (i) the Employee ensures that any court filing that includes the trade secret at issue is made under seal; and (ii) the Employee  does not otherwise disclose the trade secret except as required by court order."

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IN WITNESS WHEREOF, the Corporation and the Employee have each executed and delivered this Amendment as of the date first shown above.
CORPORATION:

BERRY PLASTICS CORPORATION

By:___________________________________

Name:_________________________________

Title:__________________________________

THE EMPLOYEE:

______________________________________